[CONFORMED COPY]
                      EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and

entered into as of January 24, 1995, between KASH N' KARRY FOOD

STORES, INC., a Delaware corporation (the "Company"), and RONALD

JOHNSON (the "Employee").

     WHEREAS, the Company and the Employee desire to enter into this Agreement to assure the Company of the services of the

Employee for the benefit of the Company and to set forth the respective rights and duties of the parties hereto;

     WHEREAS, the Company is in the business of owning, operating and managing supermarkets and retail liquor, food, grocery and warehouse format stores in Florida and may, in the future, own,

operate and manage additional supermarkets or retail liquor, food,

grocery or warehouse format stores in or outside of Florida (such business, present and future, being hereinafter referred to as the

"Business");

     NOW, THEREFORE, in consideration of the premises and the

mutual covenants, terms and conditions set forth herein, the

Company and the Employee agree as follows:



                            ARTICLE 1

                           Employment

     1.1  Employment and Title.  The Company hereby employs the

Employee, and the Employee hereby accepts such employment as the

Chief Executive Officer and President of the Company, upon the terms and conditions set forth herein.
     1.2  Services.

          (a)  During the Term (as hereinafter defined) hereof, the

Employee agrees to perform diligently and in good faith such duties and services for the Company under the direction of the Board of

Directors of the Company (the "Board of Directors") as are

consistent with the position of Chief Executive Officer and

President of the Company.  The Employee agrees to devote his best efforts and all of his full business time, energies and abilities to the services to be performed hereunder and for the exclusive benefit of the Company; provided, that this clause shall not be construed to prevent the Employee from personally, and for his own account, trading in stocks, bonds, securities, real estate, or other forms of investment for his own benefit, so long as any such activity does not materially interfere with the performance of his duties hereunder, and, provided, further, that Employee shall be entitled to engage in those further activities permitted under

Section 1.4.  The Employee shall be vested with such authority as is generally concomitant with the position to which he is

appointed, provided, that the Employee shall have no authority to do any of the following without the express authority and approval of the Board of Directors:

               (i)  acquire on behalf of, or dispose of the

Company's interest in, (by lease or otherwise) any real property or interest in real property, except in the ordinary course of

business;

              (ii)  dispose of supermarkets, liquor stores, grocery

stores, food stores, warehouse stores or any substantial portion of the Business of the Company or any significant part of its assets,

except in the ordinary course of its business;

             (iii)  acquire supermarkets, liquor stores, grocery

stores, food stores, warehouse stores or other businesses on behalf of the Company, except in the ordinary course of business;

              (iv)  incur indebtedness on behalf of the Company,

except in the ordinary course of business; or

               (v)  expend sums in excess of the amounts set forth

in a periodic budget as developed and approved by the Board of

Directors, except in the ordinary course of business or to meet emergencies, provided that in such case the Employee shall notify the Board of Directors as promptly as practicable after the

expenditure has been made.

          (b)  The Employee shall communicate and report to the

Board of Directors on a periodic basis as to the operations,

financial condition and plans of the Business.

     1.3  Location.  The principal place of employment and the

location of the Employee's principal office and ordinary place of work shall be in Tampa, Florida; provided, however, the Employee shall, when requested by his superiors, or may, if he determines it to be reasonably necessary, temporarily perform services outside said area as are reasonably required for the proper performance of his duties under this Agreement.

     1.4  Exclusivity.  The Employee shall not, without the prior written consent of the Company, directly or indirectly, during the term of this Agreement render services of a business, professional or commercial nature to any other person or entity, whether for compensation or otherwise.

     1.5  Representations.  Each party represents and warrants to the other that he/it has full power and authority to enter into and perform this Agreement and that his/its execution of and

performance of this Agreement shall not constitute a default under or breach of any of the terms of any agreement to which he/it is a party or under which he/it is bound.  Each party represents that no consent or approval of any third party is required for his or its execution, delivery and performance of this Agreement.  The

Employee further represents and warrants to the Company that he is free to accept this employment, and that he has no other

obligations or commitments of any kind to any one which would in any way hinder or interfere with his acceptance of, full

performance of his obligations under, or exercise of his best efforts with respect to, this Agreement.



                            ARTICLE 2

                              Term

     2.1  Term.  The term of the Employee's employment hereunder

(the "Term") shall commence on January 24, 1995 (the "Commencement

Date") and shall continue until (but not including) the third anniversary of the Commencement Date (the "Scheduled Termination

Date") unless earlier terminated pursuant to the provisions of this

Agreement.  On or before July 24, 1997, the parties agree to begin negotiating the terms of the Employee's employment, if any, after the Scheduled Termination Date.



                            ARTICLE 3

                          Compensation

     3.1  Salary.  As compensation for the services to be rendered by the Employee, the Company shall pay the Employee, during the

Term of this Agreement, an annual salary in the amount of Three

Hundred Twenty-five Thousand Dollars ($325,000), which salary shall accrue weekly (prorated for periods less than a week) and shall be payable in equal weekly installments, in arrears.

     3.2  Other Compensation.  During the Term hereof, the Employee shall be entitled to participate, on a basis proportionate to the participation of the other executive officers of the Company, in any compensatory plan, contract or arrangement that is available to the Company's most senior executive officers from time to time during the Term hereof, including, but not limited to (a) the

Company's current bonus plan, generally referred to as the

Incentive Compensation Plan, as in effect on the Commencement Date,

and (b) a management stock option plan to be adopted by the Company on such terms as shall be hereafter determined by the Board of

Directors (the "Proposed Stock Option Plan").  When the Company

adopts the Proposed Stock Option Plan, the Company will grant to the Employee thereunder options to purchase one percent (1%) of the

then outstanding common stock of the Company on a fully-diluted basis, on the terms set forth therein.  Also, for purposes of determining the Employee's Target Bonus under the Incentive

Compensation Plan, for the fiscal year ending in 1995, the parties agree that the Employee's Target Percentage will be not less than fifty percent (50%), and that the Employee's base salary under the plan will be the Employee's annual salary under this Agreement,

prorated over the last two (2) quarters of that fiscal year.

     3.3  Benefits and Perquisites.  The Employee shall be

entitled, during the Term hereof, to the same medical, hospital,

dental and life insurance coverage and benefits, vacations, and other perquisites, as are available to the Company's most senior executive officers on the Commencement Date or benefits that are substantially comparable; provided, however, that Employee shall be entitled to a two (2) weeks vacation in the fiscal year ending in

1995, which he may take at any time.

     3.4  Withholding.  Any and all amounts payable under this

Agreement, including, without limitation, amounts payable in the event of the termination hereof under Sections 7.3 and 7.4 hereof,

are subject to withholding for such federal, state and local taxes as the Company in its reasonable judgment determines to be required pursuant to any applicable law, rule or regulation.

     3.5  Annual Review.   No less frequently than annually, the

Board of Directors shall review the Employee's performance of his duties and services under this Agreement, and may, commensurate with the Employee's and the Company's performance, increase, but

not decrease, the salary, stock options, other compensation and benefits payable to the Employee under this Agreement during the remaining Term.



                            ARTICLE 4

           Working Facilities, Expenses and Insurance

     4.1  Working Facilities and Expenses.  The Employee shall be furnished with an office at the principal office of the Company, or at such other location as may be agreed to by the Employee and the

Board of Directors, and other working facilities and secretarial and other assistance suitable to his position and adequate for the performance of his duties hereunder.  The Company shall reimburse the Employee for all the Employee's reasonable expenses incurred while employed and performing his duties under and in connection with the terms and conditions of the Agreement, subject to the

Employee's full appropriate documentation, including, without limitation, receipts for all such expenses in the manner required pursuant to Company's policies and procedures and the Internal

Revenue Code.

     4.2  Insurance.  The Company may secure in its own name or otherwise, and at its own expense, life, disability and other insurance covering the Employee or the Employee and others, and the

Employee shall not have any right, title or interest in or to such insurance other than as expressly provided herein.  The Employee agrees to assist the Company in procuring such insurance by

submitting to the usual and customary medical and other

examinations to be conducted by such physician(s) as the Company or such insurance company may designate and by signing such

applications and other written instruments as may be required by the insurance companies to which application is made for such insurance.



                            ARTICLE 5

                      Illness or Incapacity

     5.1  Right to Terminate.  If, during the Term of this

Agreement, the Employee shall be unable to perform in all material respects his duties hereunder for a period exceeding one hundred twenty (120) consecutive calendar days, or a total of one hundred eighty-six (186) non-consecutive calendar days, by reason of illness or incapacity, this Agreement may be terminated by the

Company at its election pursuant to Section 7.2(b) hereof.

     5.2  Right to Replace.  If the Employee's illness or

incapacity, whether by physical or mental cause, renders him unable for a minimum period of 30 consecutive calendar days to carry out his duties and responsibilities as set forth herein, the Company shall have the right to designate a person to temporarily succeed the Employee in the capacity described in Article 1 hereof;

provided, however, that if the Employee returns to work from such illness or incapacity within the six (6) month period following his inability due to illness or incapacity, he shall be entitled to be reinstated in the capacity described in Article 1 hereof with all duties and privileges attendant thereto.

     5.3  Rights Prior to Termination.  The Employee shall be

entitled to his full remuneration and benefits hereunder during such illness or incapacity unless and until an election is made by the Company to terminate this Agreement in accordance with the provisions of this Article.



                            ARTICLE 6

                         Confidentiality

     6.1  Confidentiality.  During the Term of this Agreement and at all times thereafter, the Employee agrees to maintain the confidential nature of all trade secrets, including, without limitation, development ideas, acquisition strategies and plans,

financial information, records, "know-how", methods of doing business, customer, supplier and distributor lists and all other confidential information of the Company.  The Employee shall not be obligated to maintain the confidential nature of information the disclosure of which is required by law or which already is in the public domain.  The Employee shall not use (other than in

connection with his employment), in any way whatsoever, such trade secrets except as authorized in writing by the Company.  The

Employee shall, upon terminating his employment, deliver to the

Company any and all records, books, documents or any other

materials whatsoever (including all copies thereof) containing such trade secrets, which shall be and remain the property of the

Company.



     6.2  Non-Removal of Records.  All documents, papers,

materials, notes, books, correspondence, drawings and other written and graphical records relating to the Business of the Company which the Employee shall prepare or use, or come into contact with, shall be and remain the sole property of the Company and shall not be removed from their respective premises without the Company's prior written consent.



                            ARTICLE 7

                           Termination

     7.1  Termination For Cause.  This Agreement and the employment of the Employee may be terminated by the Company "For Cause" in any of the following circumstances:

          (a)  The Employee has committed any act or acts of fraud

or misappropriation that result in or are intended to result in his personal enrichment at the expense of the Company;

          (b)  The Employee is in default in a material respect in

the performance of his obligations, services or duties hereunder,

which shall include, without limitation, the Employee's

disregarding the written instructions (in the Company's minutes or otherwise) from the Company's Board of Directors or his superiors concerning the conduct of his duties hereunder, the Employee's acting in a manner materially inconsistent with the published policies of the Company or its affiliates, as promulgated from time to time and which are generally applicable to all employees and/or senior executives of the Company, the Employee's acting in a manner

materially inconsistent with the customary standards of performance applicable to persons in similar positions in the supermarket industry in the United States, or if the Employee has breached any other material provision of this Agreement; provided that if, and only if, such default or breach is curable, the Employee shall not be in default hereunder unless he shall have failed to cure such default or breach within 15 days of written notice thereof by the

Company to the Employee;

          (c)  The Employee is grossly negligent, which causes

substantial damage or loss to the Company, or engages in willful misconduct in the performance of his duties hereunder; provided,

however, that the Employee may be terminated under this paragraph

7.1(c) only if the disinterested directors of the Company's Board of Directors first unanimously approve of the termination; or

          (d)  The Employee has engaged in illegal activities

which, individually, or in the aggregate, reflect materially adversely upon, or have a materially adverse impact on, the

Company.

     A termination For Cause under this Section 7.1 shall be

effective upon the date set forth in a written notice of

termination delivered to the Employee.

     7.2  Termination Without Cause.  This Agreement and the

employment of the Employee may be terminated "Without Cause" as follows:

          (a)  by mutual agreement of the parties hereto;

          (b)  at the election of the Company at any time by its

giving at least thirty (30) days advance written notice to the

Employee;

          (c)  at the election of the Employee by his giving

written notice to the Company in the event that the Company shall default in or breach the performance of any of its obligations under this Agreement, or in the event that the Company shall effect a material diminution or material adverse change in the Employee's title, responsibilities or duties; provided, that if, and only if,

such default, breach, diminution or change is curable, the Employee may not elect to give notice under this Section 7.2 (c), unless the

Company shall have failed to cure such default, breach, diminution or change within fifteen (15) days of written notice thereof provided by the Employee to the Company; or

          (d)  upon the Employee's death.

     A termination Without Cause under this Section 7.2 shall be effective upon the date set forth in a written notice of

termination delivered hereunder, which shall be not less than thirty (30) days nor more than 45 days after the giving of such notice, except for a termination pursuant to Section 7.2(d) hereof,

which shall be automatically effective upon the occurrence of the event described therein.

     7.3  Effect of Termination For Cause.  If the Employee's

employment is terminated For Cause:

          (a)  The Employee shall be entitled to accrued salary

through the date of termination;

          (b)  The Employee shall be entitled to reimbursement for

expenses accrued through the date of termination in accordance with the provisions of Section 4.1 hereof; and

          (c)  Except as provided in Article 11, this Agreement

shall thereupon be of no further force and effect.

     7.4  Effect of Termination Without Cause.  If the Employee's

employment is terminated Without Cause:

          (a)  The Employee shall be entitled to accrued salary

through the date of termination;

          (b)  The Employee shall be entitled to reimbursement for

expenses accrued through the date of termination in accordance with the provisions of Section 4.1 hereof; and

          (c)  Subject to Section 7.5 and except in the case of a

termination Without Cause under Section 7.2(d), the Employee shall be entitled to receive all amounts of salary as would have been payable under Section 3.1 hereof through the Scheduled Termination

Date, which amounts shall be paid as and when the same would have been payable under the Agreement had it not been terminated;

provided, however, in the case of a Termination Without Cause pursuant to Section 7.2 (c), then Employee is entitled to elect to receive all salary due under this Section 7.4 (c) in a lump sum,

discounted to reflect the present value of that salary over the

Unexpired Term;

          (d)  Subject to Section 7.5 and except in the case of a

termination Without Cause under Section 7.2(d), the Employee shall be entitled to receive all medical, hospital and dental coverage

and benefits as would have been payable under Section 3.3 hereof through the Scheduled Termination Date, which amounts shall be paid as and when the same would have been payable under the Agreement had it not been terminated, and if the Employee is not entitled to participate in any such benefit plan under the terms thereof following the termination, then the Company shall provide the

Employee with substantially identical coverage and benefits;

          (e)  Subject to Section 7.5, if the Employee is

participating in a Company bonus plan as of the date of

termination, he shall be entitled to an accrued bonus through the date of termination, computed on a per diem basis based upon the bonus which would have otherwise been payable to the Employee for the fiscal year during which the date of termination falls had the

Agreement not been terminated, computed on the same basis as in effect immediately prior to the date of termination, which bonus shall be paid as and when the same would have otherwise been payable under the bonus plan had the Agreement not been terminated;

          (f)  All options granted to Employee pursuant to the

Company's stock option plan shall become fully vested, if not already previously vested; and

          (g)  Except as provided in Article 11, this Agreement

shall be of no further force or effect.

     7.5  Mitigation and Offset.  In the event of a termination of employment hereunder, the Employee shall be under no obligation to seek alternative employment or other gainful occupation during the period from the termination of this Agreement through the Scheduled

Termination Date (the "Unexpired Term") by way of mitigation of amounts payable to the Employee under this Article 7; provided,

however, that, except in the case of Employee's Termination Without

Cause under Section 7.2 (c), if the Employee provides, directly or indirectly (including through any personal service entity), any services (whether as employee, consultant, independent contractor or otherwise) to any person engaged in a business similar to the business of the Company as then conducted (a "Third Party") during the Unexpired Term, all amounts paid or payable to the Employee by or on behalf of such Third Party in respect thereof (exclusive of any fringe benefits, profit sharing and deferred compensation arrangements customarily offered to senior management of the Third

Party) ("Offset Amounts") shall reduce any amounts payable

thereafter by the Company to the Employee under Sections 7.4(c),

(d) and (e) hereof on a dollar-for-dollar basis.  Upon the request of the Company, from time to time, the Employee shall certify in writing to the Company all Offset Amounts received or receivable by him and shall provide the Company with true copies of all written agreements and a summary of the terms of all oral agreements pursuant to which such Offset Amounts are paid or payable to the

Employee.

     7.6  Full Settlement.  The payments provided for in Article 7 of this Agreement are in full settlement of any claims the Employee may have against the Company arising out of his termination,

including, but not limited to, any claims for wrongful discharge;

provided, however, that nothing herein shall limit any rights or

obligations of the parties under any other agreement with the

Company or any pension, severance, retirement, stock option,

deferred compensation or other benefit plans of the Company which are applicable to the Employee and which provide for specified rights and obligations in the event of a termination of the

Employee's employment with the Company.



                            ARTICLE 8

              Non-Competition And Non-Interference

     8.1  Non-Competition.  The Employee agrees that during the

Term hereof and for a period of one year thereafter, except in the case of a Termination Without Cause, the Employee will not,

directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity,

own, manage, control, join, or participate in the ownership,

management, operation, or control of, or be financially interested in or advise, lend money to, or be employed by or provide

consulting services to, or be connected in any manner with (a) any supermarket, retail food store, grocery store, liquor store,

warehouse store or any similar business located in market areas where the Company operates; or (b) any company, entity or business with which Company was in active negotiation for the purchase of a supermarket, retail food store, grocery store, liquor store or warehouse store at the time of termination of the Employee's employment, or with any other company which shall acquire such supermarket, retail food store, grocery store, liquor store or

warehouse store.  The Employee acknowledges that the business of the Company is presently conducted throughout the counties in

Florida listed on Exhibit A attached hereto and any county

contiguous thereto and that such counties constitute the present market area of the Company.

     Ownership of less than 1% of the stock in a publicly-held

company shall not be deemed a violation of this Section 8.1.

     8.2  Non-Interference.  The Employee agrees that during the

Term hereof and for a period of one year thereafter, the Employee will not, directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, induce or entice any employee of the Company to leave such employment or cause anyone else to do so.

     8.3  Severability.  If any covenant or provision contained in

Section 8.1 is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision.  The parties intend that the covenants contained in Section 8.1 shall be deemed to be a series of separate covenants, one for each county referenced therein.

Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in such

Section.  If, in any arbitral or judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in such Section, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such

proceedings to the extent necessary to permit the remaining

separate covenants to be enforced in such proceedings.



                            ARTICLE 9

                            Remedies

     9.1  Equitable Remedies.  The Employee and the Company agree that the services to be rendered by the Employee pursuant to this

Agreement, and the rights and interests granted and the obligations to be performed by the Employee to the Company pursuant to this

Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by the Employee of any of the terms of the Agreement will cause the Company great and irreparable injury and damage.  In the event of a breach or threatened breach of Article 6, Section 8.1 or Section 8.2, the Employee hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of the Agreement, both pendente lite and

permanently, against the Employee, as such breach would cause irreparable injury to the Company and a remedy at law would be inadequate and insufficient.  Therefore, the Company may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction in the matter restraining any further violation.  The Employee agrees that a bond in the amount of $5,000 shall be adequate security for issuance of any temporary

injunction.  The Company shall also be entitled to such damages as it can show it has sustained, directly or indirectly, by reason of said breach.

     9.2  Rights and Remedies Preserved.  Nothing in this Agreement except Sections 7.6 and 10.11 shall limit any right or remedy the

Company or the Employee may have under this Agreement or pursuant to law for any breach of this Agreement by the other party.  Except as set forth in Sections 7.6 and 10.11, the rights granted to the

Company and the Employee herein are cumulative and the election of one shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.



                           ARTICLE 10

                          Miscellaneous

     10.1 No Waivers.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from

enforcing such provision or any other provision of this Agreement.

     10.2 Notices.  Any notice to be given to the Company and the

Employee under the terms of this Agreement may be delivered

personally, by telecopy, telex or other form of written electronic transmission, or by registered or certified mail, postage prepaid,

and shall be addressed as follows:






     If to the Company:  Attention:  Raymond P. Springer,
                         Executive Vice President, Administration
                         Kash n' Karry Food Stores, Inc.
                         6422 Harney Road
                         Tampa, Florida  33610
                         Telecopier:  (813) 626-9550

     With a copy to:     Attention:  Robert S. Bolt, Esq.
                         Barnett, Bolt, Kirkwood & Long
                         601 Bayshore Boulevard
                         Suite 700
                         Tampa, Florida  33606
                         Telecopier:  (813) 251-6711

     If to the Employee: Ronald Johnson
                         928 Forest Lake Circle
                         Chesapeake, Virginia  23320



     With a copy to:     William R. VanBuren, III
                         Kaufman & Canoles
                         One Commercial Place
                         Norfolk, VA 23514-3037
                         Telecopier:  (804) 624-3169

Either party may hereafter notify the other in writing of any change in address.  Any notice shall be deemed duly given (i) when personally delivered, or (ii) on the third day after it is mailed by registered or certified mail, postage prepaid, as provided herein.

     10.3 Severability.  The provisions of this Agreement are

severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.





     10.4 Successors and Assigns.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company,

including the survivor upon any merger, consolidation or

combination of the Company with any other entity.  The Employee shall not have the right to assign, delegate or otherwise transfer any duty or obligation to be performed by him hereunder to any person or entity, nor to assign or transfer any rights hereunder.

     10.5 Entire Agreement.  With respect to the terms of

Employee's employment, this Agreement supersedes all prior

agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally.  No

modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification,

termination or waiver is sought to be enforced.  This Agreement was the subject of negotiation by the parties hereto and their counsel.

The parties agree that no prior drafts of this Agreement shall be admissible as evidence (whether in any arbitration or court of law)

in any proceeding which involves the interpretation of any

provisions of this Agreement.

     10.6 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of

Florida without reference to the conflict of law principles

thereof.




     10.7 Section Headings.  The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

     10.8 Further Assurances.  Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this

Agreement.

     10.9 Gender.  Whenever the pronouns "he" or "his" are used herein they shall also be deemed to mean "she" or "hers" or "it" or

"its" whenever applicable.  Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

     10.10  Counterparts.  This Agreement may be executed in

counterparts, all of which taken together shall be deemed one original.

     10.11  Arbitration.  The parties hereto agree that any dispute concerning or arising out of the provisions of the Agreement shall be resolved by arbitration in accordance with the rules of the

American Arbitration Association.  Such arbitration shall be held in Tampa, Florida and the decision of the arbitrator(s) shall be conclusive and binding on the parties and shall be enforceable by either party in any court of competent jurisdiction.  The

arbitrator may, in his or her discretion, award attorneys' fees and costs to such party as he or she sees fit in rendering his or her

decision.  Notwithstanding the foregoing, if any dispute arises hereunder as to which the Company desires to exercise any rights or remedies under Section 9.1 hereof, the Company may, in its

discretion, in lieu of submitting the matter to arbitration, bring an action thereon in any court of competent jurisdiction in

Hillsborough County, Florida, which court may grant any and all relief available in equity or at law.  In any such action, the prevailing party shall be entitled to reasonable attorneys' fees and costs as may be awarded by the court.


                           ARTICLE 11

                            Survival

     11.1 Survival.  The provisions of Article 6, 8, 9 and 10, and

Sections 7.3, 7.4, 7.5 and 7.6 of this Agreement shall survive the termination of this Agreement whether upon, or prior to, the

Scheduled Termination Date hereof.


     IN WITNESS WHEREOF, the parties hereto have executed this

Employment Agreement as of the date first above written.

                              KASH N' KARRY FOOD STORES, INC.,
                              a Delaware corporation



 /s/ Robert S. Bolt           By: /s/ R. P. Springer
                              Name:Raymond P. Springer
 /s/ Anthony R. Petrillo      Title:Executive Vice President
As to the Company


 /s/ Robert S. Bolt            /s/ Ronald Johnson
                              RONALD JOHNSON
 /s/ Anthony R. Petrillo      Title:Executive Vice President
As to the Employee
                            20\WL\LWH\KNK.SEC\S1.95\ex-10-10.ASC
                                    23